Exhibit 5.1

Osler, Hoskin & Harcourt LLP 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec, Canada H3B 4W5 514.904.8100 main 514.904.8101 facsimile

Montréal

Toronto

Calgary

Ottawa

Vancouver

New York

 March 4, 2024

Milestone Pharmaceuticals Inc.

1111 Dr. Frederik-Philips Boulevard
Suite 420
Montreal, Québec
H4M 2X6

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Milestone Pharmaceuticals Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (Québec), in connection with the offering of (i) 19,666,667 common shares, without par value, of the Corporation (the “Shares”), (ii) pre-funded warrants (the “Warrants”) to purchase 3,333,333 common shares of the Corporation, and (iii) the 3,333,333 common shares of the Corporation issuable upon exercise of the Warrants (the “Warrant Shares”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-261049) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement dated February 28, 2024, filed with the Commission pursuant to Rule 424(b)(5) under the Act (the “Preliminary Prospectus”), and the final prospectus supplement dated February 28, 2024, filed with the Commission pursuant to Rule 424(b)(5) under the Act (together with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form of Warrant to be filed as an exhibit to a current report of the Corporation on Form 8-K (the “Warrant Certificate”), and (c) all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation certifying, among other things, (i) the certificate, articles of incorporation and by-laws of the Corporation, and (ii) certain resolutions passed by the board of directors of the Corporation relating to the foregoing and the issuance of the Shares, the Warrants and the Warrant Shares.

We are qualified to practice law in the Province of Québec and these opinions are rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

We have assumed (a) the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies and (b) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

Our opinions are expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

Where our opinion below refers to the Shares and the Warrant Shares as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that subject to receipt of payment in full for them, the Shares will be validly issued as fully paid and non-assessable. Upon the exercise of the Warrants in accordance with the terms of the Warrant Certificate, and subject to receipt of the exercise price therefor, the Warrant Shares will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP